Obalon Announces Second Quarter 2020 Financial Results
SAN DIEGO, CA July 30, 2020 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its financial results for the second quarter ended June 30, 2020.
Financial results for the second quarter of 2020
Revenue for the second quarter of 2020 was $0.7 million, compared to $0.4 million for the second quarter of 2019, primarily due to reversals of revenue reserves as a result of suspending business operations at the company-branded retail treatment centers. Net loss for the second quarter of 2020 was $4.2 million, compared to $6.8 million for the second quarter of 2019. Net loss per share for the second quarter of 2020 was $0.54, compared to $2.52 for the second quarter of 2019.
Cost of revenue was $0.4 million for the second quarter of 2020, down from $0.7 million for the second quarter of 2019. Gross profit for the second quarter of 2020 was $0.3 million, compared to a gross deficit of $0.3 million for the second quarter of 2019.
Research and Development expense for the second quarter of 2020 totaled $0.8 million, down from $1.8 million for the second quarter of 2019. Selling, General and Administrative expense decreased to $2.4 million for the second quarter of 2020, compared to $4.3 million for the second quarter of 2019.
The Company recognized $1.3 million impairment expense and other charges related to its inventory and long-lived assets during the second quarter of 2020, as a result in the Company's shift in business strategy away from the retail treatment centers to reimbursement.
Operating loss for the second quarter of 2020 was $4.2 million, down from a loss of $6.4 million for the second quarter of 2019.
As of June 30, 2020, the Company had cash and cash equivalents of $6.8 million and $0.4 million of debt related to its Payroll Protection Program loan. The Company intends to continue exploring the potential for third-party reimbursement for the Obalon Balloon System, as well as exploring and evaluating financial alternatives to help meet its capital needs and strategic alternatives that might enhance stockholder value. There is no assurance that any financial or strategic alternative will be identified. If the Company is not able to raise additional capital to meet its needs or to identify a strategic alternative in the best interest of stockholders, it will have to discontinue all operations and may be required to declare bankruptcy or dissolve.

About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss.

Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements that are not purely historical regarding Obalon’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to new products and their potential benefits. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Obalon, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from Obalon’s current expectations are more fully described in Obalon’s annual report on Form 10-K for the period ended December 31, 2019, periodic reports on Form 10-Q for the period ended June 30, 2020 and March 31, 2020 and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Obalon assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$703	$386	$1,483	$2,161
Cost of revenue	423	679	964	1,911
Gross profit (deficit)	280	(293)	519	250
Operating expenses:
Research and development	765	1,788	2,022	4,227
Selling, general and administrative	2,362	4,332	6,255	10,536
Asset impairment and other charges	1,310	—	1,310	—
Total operating expenses	4,437	6,120	9,587	14,763
Loss from operations	(4,157)	(6,413)	(9,068)	(14,513)
Interest (expense) income, net	(5)	(295)	30	(485)
Other expense, net	(26)	(59)	(411)	(59)
Net loss and comprehensive loss	$(4,188)	$(6,767)	$(9,449)	$(15,057)
Net loss per share, basic and diluted	$(0.54)	$(2.52)	$(1.22)	$(6.02)
Weighted-average common shares outstanding, basic and diluted	7,728,624	2,687,829	7,726,915	2,500,619

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$6,804	$14,055
Accounts receivable, net	—	285
Inventory	—	1,936
Other current assets	3,971	1,959
Total current assets	10,775	18,235
Property and equipment, net	1,055	1,081
Lease right-of-use assets	748	1,077
Other long-term assets	1,295	—
Total assets	$13,873	$20,393
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,054	$648
Accrued compensation	240	820
Deferred revenue	123	424
Other current liabilities	3,603	1,524
Current portion of lease liabilities	579	561
Total current liabilities	5,599	3,977
Lease liabilities long-term	666	567
Long-term debt	430	—
Total long-term liabilities	1,096	567
Total liabilities	6,695	4,544
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 7,731,633 and 7,724,100 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	8	8
Additional paid-in capital	189,049	188,271
Accumulated deficit	(181,879)	(172,430)
Total stockholders’ equity	7,178	15,849
Total liabilities and stockholders’ equity	$13,873	$20,393

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2020	2019

Operating activities:
Net loss	$(9,449)	$(15,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	187	256
Stock-based compensation	762	1,641
Loss on disposal of fixed assets	—	95
Amortization of right-of-use assets	239	186
Accretion of investment discount, net	—	(2)
Amortization of debt discount	—	70
Impairment of long-lived assets and other charges	1,257	—
Impairment of inventory	53	—
Change in operating assets and liabilities:
Accounts receivable, net	285	423
Inventory	(524)	(157)
Other current assets	(1,845)	1,760
Accounts payable	405	(191)
Accrued compensation	(564)	(2,712)
Deferred revenue	(302)	(32)
Lease liabilities, net	(147)	(136)
Other current and long term liabilities	2,079	(142)
Net cash used in operating activities	(7,564)	(13,998)
Investing activities:
Maturities of short-term investments	—	2,550
Purchase of property and equipment	(117)	(20)
Net cash (used in) provided by investing activities	(117)	2,530
Financing activities:
Proceeds from long-term loan	430	10,000
Payment on long-term loan	—	(15,000)
Proceeds from issuance of common stock, net of issuance costs	—	8,793
Proceeds from sale of common stock upon exercise of stock options	—	1
Net cash provided by financing activities	430	3,794
Net decrease in cash and cash equivalents	(7,251)	(7,674)
Cash and cash equivalents at beginning of period	14,055	21,187
Cash and cash equivalents at end of period	$6,804	$13,513
Supplemental cash flow information:
Interest paid	$—	$563
Unpaid issuance costs	$—	$377